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           [Form of Opinion of Ballard Spahr Andrews & Ingersoll, LLP]


                                                              November __, 2000



I-Trax, Inc.
One Logan Square, Suite 2615
130 N. 18th Street
Philadelphia, Pennsylvania 19103

         Re: Registration of 18,730,834 Shares of Common Stock on Form S-4
             -------------------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to I-trax, Inc., a Delaware corporation, and I-Trax.com, Inc., a Delaware corporation, in connection with the registration by I-trax, Inc. under the Securities Act of 1933, as amended, of 18,730,834 shares of its common stock, $0.001 par value (the "Shares"). The Shares are being registered pursuant to a Registration Statement on Form S-4 (as amended or supplemented, the "Registration Statement") to be filed with the Securities and Exchange Commission on October __, 2000. The Shares are proposed to be issued pursuant to that certain Agreement and Plan of Merger, dated as of September 22, 2000 (the "Merger Agreement"), among I-Trax.com, Inc., I-trax, Inc., and I-trax.com Acquisition Co. (a wholly owned subsidiary of I-trax, Inc.).

         We have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion, and based thereon, we are of the opinion that the Shares to be issued upon the merger of I-trax.com Acquisition Co. with and into I-Trax.com, Inc. pursuant to the Merger Agreement (the "Merger") are duly authorized and, upon consummation of the Merger in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

                                                   Very truly yours,